Exhibit 4.3

[###] Certain information in this document has been omitted pursuant to Regulation S-K, Item 601(a)(6) because it contains personally identifiable information.
THIS AMENDED AND RESTATED WARRANT AND THE SECURITIES REPRESENTED BY THIS AMENDED AND RESTATED WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISPOSITION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE AFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.
AMENDED AND RESTATED WARRANTS TO PURCHASE SHARES
OF
RISKIFIED LTD.
Issue Date: April 29, 2015
Amended and Restated as of: May 4, 2021
This certifies that, for value received, KREOS CAPITAL IV (EXPERT FUND) LIMITED or its permitted assigns (“Holder”) is entitled, subject to the terms set forth herein, to purchase from RISKIFIED LTD., an Israeli company (the “Company”), the number of Warrant Shares (as defined below) specified herein, upon: (a) surrender of this Amended and Restated Warrant; (b) delivery of either (i) Notice of Exercise or (ii) Notice of Cashless Exercise, as applicable, each, substantially in the form annexed hereto, duly completed and executed on behalf of the Holder; and (c) either (i) simultaneous payment therefor of the Exercise Price as set forth in Section 4 below in the event of exercise under Section 6.1.1, or (ii) a calculation of the number of Warrant Shares to be issued in the event of a cashless exercise provided for in Section 6.1.2, as applicable. The number and Exercise Price of Warrant Shares are subject to adjustment as provided below.
This Amended and Restated Warrant is issued in connection with that certain Agreement for the Provision of a Loan Facility of up to US$3,000,000, dated as of April 29, 2015 (the “Loan Agreement”).
1.    Term of Warrant.
Subject to the terms and conditions set forth herein, this Amended and Restated Warrant shall be exercisable, in whole or in part, at any time during the term commencing on the issue date hereof and ending at the earliest of: (i) 16:00 Israel time on April 29, 2025 (being the tenth anniversary of the date hereof); or (ii) 5 years after an initial public offering of the Company's Ordinary Shares (the “Ordinary Shares”) in connection with which all the outstanding Preferred Shares of the Company (the “Preferred Shares”) are converted into Ordinary Shares (an "IPO"); or (iii) immediately prior to the consummation of an Acquisition of an Asset Transfer (as defined in the Company’s Articles of Association, as in effect from time to time) (each, an "M&A Transaction" and together with an IPO, an "Exit Event") (the “Term”), and shall be void thereafter; provided, that, the Company shall notify the Holder in writing at least 14 days prior to the end of the Term and provide to the Holder such information relevant thereto as the Holder may reasonably request during such 14 days period for the purpose of making a determination with regard to the exercise of the Amended and Restated Warrant hereunder. If the Company fails to provide the aforementioned notice of expiration, then the Term shall be extended until 14 days after actual notice is provided. Notwithstanding the above, unless this Amended and Restated Warrant is exercised before the tenth anniversary of the date hereof, then upon such date, this Amended and Restated Warrant shall be deemed to be automatically exercised in full into Warrant Shares by way of Cashless Exercise without any notice requirement on the part of the Holder.

2.    Warrant Shares.
The shares issuable to the Holder upon exercise of this Amended and Restated Warrant (or any part thereof) (the “Warrant Shares”) shall be, Series B Preferred Shares of the Company (the “Preferred B Shares”), or, in the event this Amended and Restated Warrant (or any part thereof) is exercised following the consummation of an IPO, Ordinary Shares.
3.    Reserved.
4.    Exercise Price.
The exercise price per Warrant Share (the “Exercise Price”) at which this Warrant may be exercised shall be US$0.4232, subject to adjustment from time to time pursuant to Section 12 hereof following the date hereof.
It is agreed that the Warrant Shares issuable upon exercise of this Amended and Restated Warrant shall upon their issuance bear identical financial rights (with respect, for example, to liquidation preference, dividend preference and anti-dilution protection) as the other shares of the same class of shares of the Warrant Shares, under the Company’s Articles of Association, as in effect from time to time (the “Articles”).
5.    Number of Warrant Shares Available for Purchase.
This Amended and Restated Warrant may be exercised to purchase up to 850,650 Warrant Shares (as adjusted from time to time pursuant to Section 12 hereof).
6.    Exercise of Warrant
6.1. Manner of Exercise.
This Amended and Restated Warrant is exercisable by the Holder, in whole or in part, on one or more occasions, at any time and from time to time, during the Term, by the surrender of this Amended and Restated Warrant and the applicable Notice of Exercise annexed hereto, duly completed and executed on behalf of the Holder, at the principal office of the Company.
6.1.1. Exercise for Cash. To exercise for cash, the Holder shall deliver to the Company, concurrently with the surrender of this Amended and Restated Warrant, a check or a wire transfer in immediately available funds for the aggregate Exercise Price for the Warrant Shares being purchased. Payment of the Exercise Price shall be made in Dollars.
6.1.2. Cashless Exercise. In lieu of the payment method set forth in Section 6.1.1 above, this Amended and Restated Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Amended and Restated Warrant and the Notice of Cashless Exercise annexed hereto, duly completed and executed and indicating the number of Warrant Shares with respect to which the Amended and Restated Warrant is being exercised, at the principal office of the Company (a “Cashless Exercise”). In the event of a Cashless Exercise, the Holder shall exchange the Amended and Restated Warrant, or any portion thereof (without payment by the Holder of any cash or other consideration) for that number of Warrant Shares calculated as follows: (a)(i) the number of Warrant Shares with respect to which the Amended and Restated Warrant is being exercised (adjusted to the date of calculation, but excluding those Warrant Shares already issued under this Amended and Restated Warrant), multiplied by (ii) an amount equal to the Fair Market Value per Warrant Share at the time of such Cashless Exercise minus the Exercise Price (as adjusted to the date of such calculation); divided by (b) the Fair Market Value per Warrant Share. For the purposes of this Amended and Restated Warrant, the “Fair Market Value” means: (i) if the Company’s Ordinary Shares are traded in a public market, the fair market value of a Warrant Share shall be the closing price of an Ordinary Share reported for the trading day in the day before Holder delivers this Amended and Restated Warrant together with its Notice of Exercise to the Company (or in the event of an exercise of this Amended and Restated Warrant contingent upon the closing of an IPO, the initial “Price to Public” of one Warrant Share or the shares of Ordinary Shares issuable upon conversion of such Warrant Share at the closing of such IPO), in both cases, multiplied by the number of Ordinary Shares into which a Warrant Share is then convertible; (ii) in the event of an exercise of this Amended and Restated Warrant contingent upon the closing or consummation of an M&A Transaction, the price per Warrant Share (assuming conversion of the Warrant Shares, adjusted to the date of such calculation, but excluding those shares already issued under the Amended and Restated Warrant (if any)) as determined in such transaction. If the price per Warrant Share in an M&A Transaction is not determined, then as determined by mutual agreement of the Company and the Holder of this Amended and Restated Warrant. If the Holder and the Company cannot mutually agree on the fair market value, such value shall be determined by a reputable independent appraiser selected by the Holder with the consent of the Company (which consent shall not be unreasonably withheld), and whose fees and expenses shall be borne by the Company.
6.2.    Conditional Exercise.
In connection with an M&A Transaction, the exercise of this Amended and Restated Warrant may be made conditional upon the closing of such transaction. The Company shall notify the Holder in writing at least 14 days prior to the closing of such transaction and include in such notice such information relevant thereto as the Holder may reasonably request during such 14 days period for the purpose of making a determination with regard to the exercise of the Amended and Restated Warrant hereunder (including any material updates and changes to the terms thereof). If the Company fails to provide the aforementioned notice of expiration, then the Term shall be extended until 14 days after actual notice is provided. Notwithstanding anything to the contrary herein, this Amended and Restated Warrant shall automatically be deemed to be exercised in full in the manner set forth in Section 6.1.2, without any further action on behalf of the Holder, immediately prior to the occurrence of an M&A Transaction.
6.3.    Result of Exercise.
This Amended and Restated Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, or, if exercised pursuant to Section 6.2 above, immediately prior to the closing (or consummation, as the case may be) of the M&A Transaction, and the person entitled to receive the Warrant Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Warrant Shares as of the close of business on such date, or the closing date of such event, as applicable. As promptly as practicable on or after such date and in any event within five (5) days thereafter, at the Holder’s request, the Company at its expense shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of Warrant Shares issuable upon such exercise. In the event that this Amended and Restated Warrant is exercised in part, the Company at its expense will execute and deliver a new Warrant of like tenor exercisable for the remaining number of Warrant Shares for which this Amended and Restated Warrant may then be exercised.

7.    No Fractional Shares.
No fractional shares shall be issued upon the exercise of this Amended and Restated Warrant, and the Company shall round down to the nearest whole number the number of shares to be issued and in lieu of such fractional shall make a cash payment therefor upon the basis of the Exercise Price then in effect.
8.    Replacement of Warrant.
On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Amended and Restated Warrant and, in the case of loss, theft, or destruction, on delivery of an affidavit and indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Amended and Restated Warrant, the Company at its expense shall execute and deliver, in lieu of this Amended and Restated Warrant, a new warrant of like tenor and then-outstanding amount.
9.    Rights of Shareholders.
Subject to Section 12 of this Amended and Restated Warrant, the Holder shall not be entitled to vote or receive dividends nor be deemed the holder of Preferred Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose, until this Amended and Restated Warrant or any portion hereof shall have been exercised and the Warrant Shares shall have been issued, as provided herein. Nothing in the foregoing to the contrary, upon exercise of this Amended and Restated Warrant, or any portion thereof, the Holder shall be entitled to all rights of a holder of the class of shares constituting the Warrant Shares under the Articles and in addition all rights on the same terms and conditions afforded, by contract or otherwise, to the investors and/or purchasers of such shares in connection with the applicable financing round in which such shares were purchased, as applicable and as of the exercise of the Amended and Restated Warrant. The Holder shall join any investors'/shareholders’ rights agreement, shareholders agreement and any other agreement between the Company and the shareholders of the Company, then in effect, and to be deemed a holder thereunder of the class of shares constituting the Warrant Shares, and be afforded the same rights and obligations attached to the shares thereunder. Without derogating from the above, the parties hereby agree that upon exercise of this Amended and Restated Warrant, the Warrant Shares purchased by the Holder in any such exercise shall be deemed “Registrable Securities” (within the meaning of the then effective Investors’ Rights Agreement by and among the Company and its investors), all in accordance with, and subject to the Holder’s execution of a Joinder Agreement to, that certain Amended and Restated Investors’ Rights Agreement, dated March 4, 2014, by and among the Company and the Investors (as amended from time to time).
10.    Reservation of Shares.
The Company covenants that during the Term this Amended and Restated Warrant is exercisable, the Company will take all actions required to reserve from its authorized and unissued share capital a sufficient number of shares to provide for the issuance of Warrant Shares upon the exercise of this Amended and Restated Warrant and the Ordinary Shares issuable upon conversion of the Warrant Shares (the “Conversion Shares”). The Company further covenants that all Warrant Shares and Conversion Shares, when issued, will be duly authorized, validly issued, fully paid (subject to the receipt by the Company of the aggregate Exercise Price from the Holder) and non-assessable, and will be free from all taxes, liens, and charges in respect of the issue thereof. The Company agrees that its issuance of this Amended and Restated Warrant shall constitute full authority to its officers to register the Holder as the owner of Warrant Shares and Conversion Shares, and to execute and issue the necessary certificates for Warrant Shares and

Conversion Shares, upon the exercise of this Amended and Restated Warrant and the conversion of the Warrant Shares, respectively.
11.    Amendments and Waivers.
Any term of this Amended and Restated Warrant may be amended and the observance of any term of this Amended and Restated Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Company and the Holder. No waivers of, or exceptions to any term, condition or provision of this Amended and Restated Warrant, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. This Amended and Restated Warrant amends, restates and supersedes in its entirety in all respects that certain Warrants to Purchase Shares of the Company, issued by the Company to the Holder as of April 29, 2015.
12.    Adjustments.
The Exercise Price and the number and kind of Warrant Shares purchasable hereunder are subject to adjustment from time to time as follows:
12.1.    Reclassification, etc.
If the Company at any time while this Amended and Restated Warrant, or any portion thereof, remains outstanding and unexpired shall, by reorganization or reclassification of securities or otherwise, change any of the securities as to which purchase rights under this Amended and Restated Warrant exist into the same or a different number of securities of any other class or classes (including, without limitation, in case of conversion of all shares of the class as to which purchase rights under this Amended and Restated Warrant exist into shares of Ordinary Shares), this Amended and Restated Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities which were subject to the purchase rights under this Amended and Restated Warrant immediately prior to such reorganization or reclassification or other change and the Exercise Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that this Amended and Restated Warrant shall be exercisable into, in lieu of the number of Warrant Shares which the Holder would otherwise have been entitled to receive, a number of shares of such other class or classes of shares that would have been subject to receipt by the Holder had the Holder exercised the Amended and Restated Warrant immediately before that change. If however (i) the Preferred Share into which this Amended and Restated Warrant is exercisable shall at any time be converted into the same or a different number of securities of any other class or classes of securities that are inferior in rights than the Preferred Share (a “Conversion”); or (ii) the rights of the Preferred Shares into which this Amended and Restated Warrant is exercisable are adversely changed (an “Adverse Change”), then, without the prior written approval of the Holder, such conversion or change shall not be deemed a reorganization or reclassification of securities for the purposes of this Section 12.1, and this Amended and Restated Warrant and the Warrant Shares shall remain unchanged and not be subject to the Conversion or the Adverse Change, as applicable, unless: (A) such conversion or change applies equally and unconditionally to all the holders of such Preferred Shares and securities that are convertible into such Preferred Share; or (B) such conversion or change is subject to and conditional upon the consummation of an M&A Transaction or IPO.

12.2.    Split, Subdivision or Combination of Shares.
If the Company at any time while this Amended and Restated Warrant, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Amended and Restated Warrant exist (including, with respect to a split or subdivision, by way of the issuance of a share dividend or bonus shares), into a different number of securities of the same class, the Exercise Price for such securities shall be proportionately decreased and the number of securities issuable upon exercise proportionately increased in the case of a split or subdivision or the Exercise Price of such securities shall be proportionately increased and the number of securities issuable upon exercise proportionately decreased in the case of a combination.
12.3.    Adjustments for Share Dividends or Other Securities or Property.
If, while this Amended and Restated Warrant, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Amended and Restated Warrant exist at the time shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor, other or additional shares or other securities or property of the Company by way of dividend or otherwise, then and in each case, this Amended and Restated Warrant shall represent the right to acquire, in addition to the number of shares of the security receivable upon the exercise of this Amended and Restated Warrant, and without payment of any additional consideration thereof, the amount of such other or additional shares or other securities or property as aforesaid of the Company which such Holder would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Amended and Restated Warrant on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional securities available by it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 12.
12.4.    Pay to Play.
If Pay to Play Provisions are at any time during the term of this Amended and Restated Warrant applied to the outstanding shares of the class of the Warrant Shares, then from and after such application, “Class” shall mean that class and series of the Company’s securities that a holder of outstanding shares of the Class as of immediately prior to such application would have received or retained had such holder participated in the manner necessary to receive or retain the class and series of the Company’s securities having the relative rights, powers, privileges and preferences more favorable to the holder.  As used herein, “Pay to Play Provisions” means provisions set forth in the Company’s Articles of Association, or in a shareholders agreement or for an Ad Hoc reason for particular investment, that require holders of the outstanding shares of the Class to participate in a subsequent round of equity financing of the Company or lose all or a portion of the benefit of anti-dilution protection or any other right, power, privilege or preference applicable to such shares or have such shares automatically convert to ordinary shares or another class or series of the Company's share capital, other than the mere dilutive effect of a shareholder electing not to participate in such round of equity financing, whether in accordance with his/her/its preemptive rights or otherwise.
12.5.    Other Events.
If, while this Amended and Restated Warrant, or any portion hereof, remains outstanding and unexpired, any other event occurs as to which the provisions of this Section 12 do not strictly apply or if strictly applicable would not fairly protect the purchase rights of the

Holder in accordance with the provisions hereof, then the Board of Directors of the Company shall make an adjustment in the number and class of shares available under the Amended and Restated Warrant, the Exercise Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment shall be such as will give the Holder upon exercise for the same aggregate Exercise Price the total number, class and kind of shares as such Holder would have owned had the Amended and Restated Warrant been exercised prior to the event and had the Holder continued to hold such shares until after the event requiring adjustment.
12.6.    Certificate as to Adjustments.
Upon the occurrence of each adjustment or readjustment pursuant to this Section 12, the Company shall, upon the written request of the Holder of this Amended and Restated Warrant, furnish or cause to be furnished to such Holder a certificate setting forth: (i) such adjustments and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any, of other property which at the time would be received upon the exercise of the Amended and Restated Warrant.
12.7.    No Impairment.
The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all of the provisions of this Section 12 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Amended and Restated Warrant against impairment.
13.    Governing Law.
This Amended and Restated Warrant shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the principles thereof relating to conflict of laws. The competent courts of the city of Tel Aviv-Jaffa shall have exclusive jurisdiction to hear all disputes arising in connection with this Amended and Restated Warrant and no other courts shall have any jurisdiction whatsoever in respect of such disputes.
14.    Successors and Assigns; Transfer.
Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Holder may freely assign, distribute or otherwise transfer this Amended and Restated Warrant, with respect to all or any portion of the Warrant Shares hereunder together with the Loan Agreement, provided the Holder provides a notice thereof to the Company.
15.    Representations and Warranties of the Company.
The Company represents and warrants to the Holder as follows as of the date hereof:
15.1.    This Amended and Restated Warrant has been duly authorized and executed by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms.
15.2.    Reserved.
15.3.    The execution and delivery of this Amended and Restated Warrant are not, and the issuance of the Warrant Shares upon exercise of this Amended and Restated Warrant in accordance with the terms hereof will not be, inconsistent with the Articles, do not and will not contravene any law, regulation, judgment or order applicable to the Company, and, except for consents that have already been obtained, or will be obtained prior to such exercise, by the Company, do not and will not conflict with or contravene any provision of, or constitute a default under, any indenture, mortgage, contract or other instrument of which the Company is a party or by which it is bound or require the consent or approval of, the giving of notice to, the registration with or the taking of any action in respect of or by, any federal, state or local government authority or agency or other person.
15.4.    All necessary consents of shareholders and other third parties with respect to the issuance of this Amended and Restated Warrant have been obtained, and the Company has no outstanding issuance obligations, rights of first offer, pre-emptive or participation rights, anti-dilution rights or other similar rights with respect to the issuance of this Amended and Restated Warrant and the Warrant Shares upon exercise thereof, or any such rights have been exercised, waived or cancelled.
16.    Certain Information.
The Company agrees to provide the Holder at any time and from time to time with such reasonable information as the Holder may reasonably request for purposes of the Holder's compliance with regulatory, accounting and reporting requirements applicable to the Holder. In addition, for as long as this Amended and Restated Warrant remains outstanding, the Company shall, at the Holder's request, provide the Holder with all reports given to the shareholders holding Preferred Shares of the Company, including without limitation, (i) the Company's annual audited financial statements within one hundred and fifty (150) days of year-end, certified by an independent certified public accountant acceptable to the Holder, in the same form and together with holders of Preferred Shares of the Company; and (ii) annual operating budgets and projections within ten (10) days from the board of directors’ approval, and as revised.
17.    Expenses.
The Company shall pay to the Holder, on the Holder's demand, all expenses incurred by the Holder in connection with any amendment, supplement to, or waiver and/or consent in connection with this Amended and Restated Warrant, or any proposal for such an amendment to be made, in each case - initiated or requested by the Company.
18.    Survival.
The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Amended and Restated Warrant.
19.    Lock-Up Period. The Holder hereby agrees that following an IPO of the Company the Warrant Shares (or the Ordinary Shares into which the Warrant Shares are convertible) will be subject to the same lock-up restrictions applying to the holders of other shares of the same class of shares of the Warrant Shares (including, without limitations, those restrictions set forth in the then effective Investors’ Rights Agreement by and among the Company and its investors).

20.    Notices.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon delivery to the party to be notified in person, by facsimile (upon confirmation of successful transmission) or email (provided that no notification of failure to deliver was received) or by courier service or four days after deposit by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:	Riskified Ltd. 30 Kalisher Street Tel Aviv - Jaffa, Israel Fax: +###-#-####### Attn: Legal

With a copy to (which shall not constitute a notice): Meitar | Law Offices 16 Abba Hillel Rd., Ramat Gan, Israel Fax: +972 3 6103111 Attn: Assaf Naveh, Adv. Email: ######@######.####

If to the Holder:	Kreos Capital IV (Expert Fund) Limited. 47 Esplanade, St Helier, Jersey Fax: +## #### ### ### Attn: The Directors

with a copy to (which shall not constitute a notice): Kadouch & Co., Law Offices 8 Abba Eban Blvd. Herzliya 46733, Israel Fax: +###-#-####### Attn: Emmanuel Kadouch, Adv.
21.    Delays or Omissions.
Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any Holder, upon any breach or default of the Company under this Amended and Restated Warrant, shall impair any such right, power or remedy of such Holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Holder of any breach or default under this Amended and Restated Warrant, or any waiver on the part of any Holder of any provisions or conditions of this Amended and Restated Warrant, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Amended and Restated Warrant or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

22.    Severability.
In the event that any provision of this Amended and Restated Warrant becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Amended and Restated Warrant shall continue in full force and effect without said provision, and such provision shall be given effect to the extent legally possible.
23.    Titles and Subtitles.
The titles and subtitles used in this Amended and Restated Warrant are used for convenience only and are not considered in construing or interpreting this Amended and Restated Warrant.
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IN WITNESS HEREOF, the parties have executed this Amended and Restated Warrant, on the day and year first above written.

RISKIFIED LTD.		KREOS CAPITAL IV (EXPERT FUND) LIMITED

By:	/s/ Eido Gal	By:	/s/ Raoul Stein

Name:	Eido Gal	Name:	Raoul Stein
Title:	CEO	Title:	General Partner

NOTICE OF EXERCISE
To: RISKIFIED LTD.
NOTICE OF EXERCISE
1.    The undersigned hereby irrevocably elects to purchase __________ [    ] Shares of RISKIFIED LTD. pursuant to the terms of the attached Amended and Restated Warrant, and tenders herewith payment of the purchase price of such shares in full.
2.    Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature)

(Date)

CASHLESS EXERCISE FORM
To: RISKIFIED LTD.
NOTICE OF CASHLESS EXERCISE
1.    The undersigned hereby elects to exercise its Cashless Exercise rights, pursuant to Section 6.1.2 of the attached Amended and Restated Warrant, with respect to ___________________ [   ] Shares of RISKIFIED LTD., pursuant to the terms of the Amended and Restated Warrant.
2.    Please issue a certificate or certificates representing the number of shares issuable after deducting the shares withheld in lieu of payment of the exercise price, in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

(Signature)

(Date)